Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

August 7, 2018

Genocea Biosciences, Inc.
Cambridge Discovery Park
100 Acorn Park Drive, 5th Floor
Cambridge, MA 02140

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,200,000 shares of common stock, $0.001 par value (the “Shares”), of Genocea Biosciences, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Incentive Plan”), the Company’s 2014 Employee Stock Purchase Plan, as amended (the “ESPP”) and the Narinderjeet Singh Inducement Stock Option Agreement (the “Inducement Agreement” and together with the Incentive Plan and the ESPP, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP